EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Corporation Announces Third Quarter 2015 Earnings

•	Third quarter net income increased 9.4% as compared to the third quarter of 2014

•	Generated cash flow from operations of $405.9 million in the third quarter of 2015, and $841.3 million year to date

•	Strong liquidity with cash and marketable securities of $1,247.7 million as of September 30, 2015
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the third quarter of 2015 of $183.6 million, or $1.39 per diluted share, on net sales of $1,188.0 million. This represents an increase in net income of $15.8 million, or $0.14 per diluted share, compared to the quarter ended September 30, 2014 net income of $167.8 million, or $1.25 per diluted share, on net sales of $1,253.2 million. Net income for the third quarter of 2015 was impacted by a lower effective tax rate and several plant outages as a result of maintenance turnaround activity. The lower effective tax rate was primarily due to several discrete tax items and other adjustments, which collectively lowered the third quarter 2015 effective tax rate to 24.2%. We estimate the 2015 annual effective tax rate on ordinary income will be approximately 33.5%. Net sales for the third quarter of 2015 decreased by $65.2 million compared to net sales for the third quarter of 2014, mainly due to lower sales prices for all our major products, partially offset by higher sales volumes for most of our major products and sales contributed by our specialty PVC resin business, Vinnolit, which we acquired on July 31, 2014. Income from operations was $254.0 million for the third quarter of 2015 as compared to $306.8 million for the third quarter of 2014. The decrease in income from operations for the third quarter of 2015 was mainly attributable to lower integrated product margins, primarily as a result of lower sales prices in the third quarter of 2015, as compared to the prior-year period, and the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to several maintenance turnarounds completed during the third quarter of 2015, partially offset by lower feedstock and energy costs, higher production rates at our Geismar, Louisiana chlor-alkali plant and the contribution from Vinnolit as compared to the third quarter of 2014.
Third quarter 2015 net income of $183.6 million, or $1.39 per diluted share, decreased by $21.5 million from the $205.1 million, or $1.54 per diluted share, reported in the second quarter of 2015. Net income for the third quarter of 2015 was impacted by a lower effective tax rate and several plant outages as a result of maintenance turnaround activity. Net income for the second quarter of 2015 included a net pre-tax gain of $15.5 million, or $0.13 per diluted share, resulting from the acquisition of additional interests in our Huasu joint venture, and an equity investment impairment. Net sales in the third quarter of 2015 were $1,188.0 million compared to net sales of $1,185.0 million in the second quarter of 2015, an increase of $3.0 million. The increase in sales was due to higher sales volumes for PVC and styrene, partially offset by lower sales prices for most of our major products and lower sales volumes for polyethylene. Third quarter 2015 income from operations of $254.0 million decreased $41.4 million from the second quarter 2015 income from operations of $295.4 million. The decrease was due to lower integrated olefins margins, primarily as a result of lower sales prices in the third quarter, and the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to several maintenance turnarounds completed during the third quarter.
For the nine months ended September 30, 2015, net income was $535.0 million, or $4.02 per diluted share, on net sales of $3,476.6 million. This represents an increase in net income of $39.8 million, or $0.33 per diluted share, from the nine months ended September 30, 2014 net income of $495.2 million, or $3.69 per diluted share, on net sales of $3,279.5 million. Net income for the nine months ended September 30, 2015 included: (1) a lower effective tax rate, primarily due to several discrete tax items and other adjustments; (2) plant outages as a result of maintenance turnaround activity; and (3) a net pre-tax gain of $16.0 million, or $0.13 per diluted share, related to the acquisition of a controlling interest in our Huasu joint venture, net of

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related expenses, and the impairment of an equity method investment. The gain on the Huasu acquisition was non-taxable and, in combination with the benefit from the discrete tax items and other adjustments during the period, lowered our effective tax rate for the nine months ended September 30, 2015 to 30.1%. Net sales for the nine months ended September 30, 2015 increased by $197.1 million compared to the prior-year period, primarily due to sales contributed by Vinnolit, as compared to the prior-year period, and higher sales volumes for most of our major products, partially offset by lower sales prices for all our major products. Income from operations was $778.7 million for the nine months ended September 30, 2015 as compared to $821.6 million for the nine months ended September 30, 2014. This decrease was mainly attributable to lower olefins integrated product margins, primarily caused by lower sales prices, as compared to the prior-year period, and costs related to several maintenance turnarounds, partially offset by increased production at our Calvert City, Kentucky facilities following the completion of the feedstock conversion and ethylene expansion project, higher production rates at our Geismar chlor-alkali plant, lower feedstock and energy costs and the contribution from Vinnolit, as compared to the prior-year period. Sales prices in the first nine months of 2015 were negatively impacted by the significant decline in crude oil prices.
"The third quarter saw continued volatility in crude oil prices, which were more than 50% lower than their 2014 peak levels, as well as uncertainty regarding the pace and strength of global economic recovery. In spite of these conditions, we delivered strong results for the quarter as we continued to benefit from solid demand for our products and from low-cost natural gas-based feedstocks, which position both our Olefins and Vinyls segments to remain advantaged relative to global producers," said Albert Chao, President and Chief Executive Officer.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $317.9 million for the third quarter of 2015 decreased $40.1 million compared to $358.0 million in the third quarter of 2014. EBITDA for the third quarter of 2015 decreased $59.9 million compared to EBITDA of $377.8 million in the second quarter of 2015. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $841.3 million in the first nine months of 2015. Capital expenditures for the first nine months of 2015 were $329.2 million. As of September 30, 2015 we had cash and marketable securities of $1,247.7 million and our long-term debt was $764.1 million.
OLEFINS SEGMENT
The Olefins segment reported income from operations of $196.7 million in the third quarter of 2015, a decrease of $62.6 million compared to $259.3 million reported in the third quarter of 2014. This decrease was mainly attributable to lower olefins integrated product margins, primarily as a result of lower sales prices, partially offset by higher sales volumes for most of our major products and lower feedstock and energy costs as compared to the prior-year period.
The Olefins segment reported income from operations of $196.7 million for the third quarter of 2015, a decrease of $24.2 million from the $220.9 million reported in the second quarter of 2015. The decrease in operating income was primarily due to lower olefins integrated product margins as a result of lower polyethylene sales prices and sales volumes.
The Olefins segment reported income from operations of $608.7 million for the nine months ended September 30, 2015 as compared to income from operations of $770.3 million for the nine months ended September 30, 2014, a decrease of $161.6 million. This decrease was mainly attributable to lower olefins integrated product margins, primarily as a result of lower sales prices, partially offset by higher sales volumes and lower feedstock and energy costs for the nine months ended September 30, 2015 as compared to the prior-year period.
VINYLS SEGMENT
The Vinyls segment reported income from operations of $67.8 million in the third quarter of 2015 compared to income from operations of $59.4 million in the third quarter of 2014, an increase of $8.4 million. This increase was mainly attributable to higher caustic soda sales volume, primarily as a result of higher production rates at our Geismar chlor-alkali plant, and the contribution from Vinnolit, as compared to the prior-year period. The increase in third quarter 2015 income from operations was partially offset by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnaround at our Calvert City, Gendorf, Germany and Burghausen, Germany facilities and lower sales prices for our major products, as compared to the third quarter of 2014. Third quarter 2014 income from operations was negatively impacted by the lost sales, lower production rates and other costs associated with the unplanned outages at our Calvert City and Geismar facilities and the effect of selling higher cost Vinnolit inventory recorded at fair value as a result of the Vinnolit acquisition.

The Vinyls segment reported income from operations of $67.8 million in the third quarter of 2015, a decrease of $20.2 million compared to an operating income of $88.0 million in the second quarter of 2015. The decrease in operating income in the third quarter was mainly the result of the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to several maintenance turnarounds completed during the third quarter of 2015 and lower North American PVC and caustic sales prices, partially offset by higher sales volumes for PVC resin.
The Vinyls segment reported income from operations of $202.8 million for the nine months ended September 30, 2015 as compared to income from operations of $76.5 million for the nine months ended September 30, 2014, an increase of $126.3 million. This increase was primarily driven by higher vinyls integrated product margins for the nine months ended September 30, 2015, mainly attributable to lower feedstock costs and increased production at our Calvert City facilities following the completion of the feedstock conversion and ethylene expansion project, higher caustic soda sales volume primarily attributable to higher production rates at our Geismar chlor-alkali plant and the contribution from Vinnolit, as compared to the prior-year period. The increase in income from operations for the nine months ended September 30, 2015 was partially offset by lost sales, lower production rates and other costs associated with the maintenance turnarounds at our various North American and European facilities, lower sales prices for our major products and reduced sales volume in Europe related to an ethylene shortage. Income from operations for the nine months ended September 30, 2014 was negatively impacted by the effect of selling higher cost Vinnolit inventory recorded at fair value as a result of the Vinnolit acquisition, the lost sales, lower production rates and other costs associated with the maintenance turnaround at our Calvert City facilities and the ethylene plant's feedstock conversion and expansion project and, prior to the completion of Calvert City ethylene plant's feedstock conversion project, lower vinyls integrated product margins attributable to significantly higher propane costs.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding Westlake's annual effective tax rate for the year ending December 31, 2015 and cost advantages related to North American natural gas based feedstocks are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC in February 2015.

Use of Non-GAAP Financial Measures
This release makes reference to certain non-GAAP financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2015 results will be held Tuesday, November 3, 2015 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 58784977.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, November 10, 2015. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 58784977.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/mdnzbgv2/lan/en and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	(In thousands of dollars, except per share data)
Net sales	$1,188,037	$1,253,227	$3,476,570	$3,279,479
Cost of sales	876,761	891,707	2,527,567	2,324,978
Gross profit	311,276	361,520	949,003	954,501
Selling, general and administrative expenses	57,248	54,759	170,321	132,897
Income from operations	254,028	306,761	778,682	821,604
Interest expense	(8,211)	(9,486)	(26,760)	(28,182)
Other income (expense), net	2,636	(2,670)	33,790	4,440
Income before income taxes	248,453	294,605	785,712	797,862
Provision for income taxes	60,033	124,449	236,824	300,231
Net income	188,420	170,156	548,888	497,631
Net income attributable to noncontrolling interests	4,816	2,399	13,847	2,399
Net income attributable to Westlake Chemical Corporation	$183,604	$167,757	$535,041	$495,232
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.39	$1.26	$4.04	$3.71
Diluted	$1.39	$1.25	$4.02	$3.69

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2015	December 31, 2014

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$961,925	$880,601
Marketable securities	285,726	—
Accounts receivable, net	520,960	560,666
Inventories	430,006	525,776
Other current assets	49,813	44,244
Total current assets	2,248,430	2,011,287
Property, plant and equipment, net	2,916,630	2,757,557
Other assets, net	359,345	445,146
Total assets	$5,524,405	$5,213,990

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$534,887	$537,180
Long-term debt	764,086	763,997
Other liabilities	705,594	710,925
Total liabilities	2,004,567	2,012,102
Total Westlake Chemical Corporation stockholders' equity	3,224,999	2,911,511
Noncontrolling interests	294,839	290,377
Total equity	3,519,838	3,201,888
Total liabilities and equity	$5,524,405	$5,213,990

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2015	2014

	(In thousands of dollars)
Cash flows from operating activities
Net income	$548,888	$497,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	180,229	148,394
Deferred income taxes	7,585	34,459
Other balance sheet changes	104,598	95,640
Net cash provided by operating activities	841,300	776,124
Cash flows from investing activities
Acquisition of business, net of cash acquired	15,782	(611,087)
Additions to property, plant and equipment	(329,236)	(311,183)
Proceeds from disposition of assets	17	145
Proceeds from disposition of equity method investment	27,865	—
Proceeds from repayment of loan acquired	—	45,923
Proceeds from sales and maturities of securities	16,056	342,045
Purchase of securities	(282,542)	(117,332)
Other, net	(1,535)	(689)
Net cash used for investing activities	(553,593)	(652,178)
Cash flows from financing activities
Capitalized debt issuance costs	—	(1,167)
Dividends paid	(67,852)	(55,690)
Distributions to noncontrolling interests	(10,982)	—
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	286,088
Proceeds from exercise of stock options	984	5,502
Proceeds from issuance of notes payable	19,483	—
Repayment of notes payable	(32,954)	—
Repurchase of common stock for treasury	(114,254)	(9,495)
Other, net	2,452	6,670
Net cash (used for) provided by financing activities	(203,123)	231,908
Effect of exchange rate changes on cash and cash equivalents	(3,260)	(3,687)
Net increase in cash and cash equivalents	81,324	352,167
Cash and cash equivalents at beginning of period	880,601	461,301
Cash and cash equivalents at end of period	$961,925	$813,468

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	(In thousands of dollars)
Net external sales
Olefins	$588,097	$703,097	$1,792,052	$2,124,948
Vinyls	599,940	550,130	1,684,518	1,154,531
	$1,188,037	$1,253,227	$3,476,570	$3,279,479
Income (loss) from operations
Olefins	$196,703	$259,277	$608,744	$770,267
Vinyls	67,779	59,445	202,831	76,460
Corporate and other	(10,454)	(11,961)	(32,893)	(25,123)
	$254,028	$306,761	$778,682	$821,604
Depreciation and amortization
Olefins	$27,678	$26,443	$82,240	$79,811
Vinyls	33,432	27,336	97,615	68,127
Corporate and other	138	141	374	456
	$61,248	$53,920	$180,229	$148,394
Other income (expense), net
Olefins	$1,323	$1,609	$3,770	$4,262
Vinyls	10	1,189	6,927	942
Corporate and other	1,303	(5,468)	23,093	(764)
	$2,636	$(2,670)	$33,790	$4,440

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2015	2014	2015	2014

	(In thousands of dollars)
EBITDA	$377,772	$317,912	$358,011	$992,701	$974,438
Less:
Provision for income taxes	98,413	60,033	124,449	236,824	300,231
Interest expense	8,958	8,211	9,486	26,760	28,182
Depreciation and amortization	60,340	61,248	53,920	180,229	148,394
Net income	210,061	188,420	170,156	548,888	497,631
Changes in operating assets and liabilities	36,981	213,028	158,626	284,827	244,034
Deferred income taxes	(2,243)	4,497	15,100	7,585	34,459
Net cash provided by operating activities	$244,799	$405,945	$343,882	$841,300	$776,124

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2015 vs. Third Quarter 2014		Third Quarter 2015 vs. Second Quarter 2015
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-31.3%	+14.9%	-3.5%	-1.8%
Vinyls	-19.8%	+28.9%	-2.9%	+9.3%
Company	-26.3%	+21.0%	-3.2%	+3.5%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
Ethane (cents/lb)	7.9	7.0	6.3	6.2	6.4
Propane (cents/lb)	24.6	18.1	12.6	10.8	9.6
Ethylene (cents/lb) (2)	66.6	56.2	36.6	36.1	28.2
Polyethylene (cents/lb) (3)	89.0	87.7	76.7	78.3	75.3
Styrene (cents/lb) (4)	85.8	73.5	54.3	65.8	64.2
Caustic soda ($/short ton) (5)	588.3	595.0	588.3	576.7	563.3
Chlorine ($/short ton) (6)	232.5	232.5	239.2	268.3	275.0
PVC (cents/lb) (7)	70.2	69.2	65.5	67.5	66.5
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)
Represents average North American contract prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical. Effective January 1, 2015, IHS Chemical made a non-market downward adjustment of 21 cents per pound to polyethylene low density GP-Film grade prices. For comparability, we adjusted each prior-year period's polyethylene low density GP-Film grade price downward by 21 cents per pound consistent with the IHS Chemical non-market adjustment.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.

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